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                                                                   EXHIBIT 12.2
                          TREFOIL COMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,     PERIOD ENDED
                                                                  ---------------------------    FEBRUARY 13,
                                                                      1994           1995            1996
                                                                  -----------     -----------    -----------
Fixed Charges:
   Interest expense ..........................................    $    12,923     $    14,703    $     1,651
   Implicit interest in rent .................................          1,100             967            121
   Preferred stock dividends and accretion ...................          5,619           6,119            809
   Amortization of deferred finance charges ..................            688             690             81
                                                                  -----------     -----------    -----------
         Total fixed charges and preferred stock dividends
           and accretion .....................................    $    20,330     $    22,479    $     2,662
                                                                  ===========     ===========    ===========

   Earnings before provision for income taxes ................    $      (359)    $    (5,630)   $    (1,004)
   Preferred stock dividends and accretion ...................         (5,619)         (6,119)          (809)
   Fixed charges and preferred stock dividends and accretion .         20,330          22,479          2,662
                                                                  -----------     -----------    -----------
         Earnings, as defined ................................    $    14,352     $    10,730    $       849
                                                                  ===========     ===========    ===========

Ratio of earnings to fixed charges and preferred stock
   dividends and accretion....................................             --              --             --
                                                                  ===========     ===========    ===========

Deficiency of earnings to fixed charges and preferred
   stock dividends and accretion .............................    $     5,978       $  11,749    $     1,813
                                                                  ===========     ===========    ===========